EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64977, 333-66419, 333-73188, 333-101282, 333-139670, 333-171043 and 333-192662) pertaining to the 1996 Director Stock Option Plan, 1998 Stock Option and Compensation Plan, and 2006 Equity Incentive Plan and Restated Equity Incentive Plan (2010 and 2013) of G&K Services, Inc. and Subsidiaries of our report dated August 23, 2013, (except Note 10, as to which the date is August 21, 2014) with respect to the consolidated financial statements and schedule of G&K Services, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended June 27, 2015.

/s/ Ernst & Young LLP
Ernst & Young LLP
Minneapolis, Minnesota
August 20, 2015